Exhibit 4.4

FORM OF MODIFICATION AND EXTENSION AGREEMENT

THIS MODIFICATION AND EXTENSION AGREEMENT ('Agreement') is executed as of the 14th day of January, 2012, by and among ________ (‘Lender’) and Game Face Gaming, Inc., a Florida Corporation ('Company').

RECITALS

A. Game Face Gaming, Inc as Maker owes the sum of Fifty Thousand Dollars ($50,000)pursuant to that certain Promissory  Note dated February 22, 2011, a copy of which is attached hereto as Exhibit 'A' (hereinafter referred to as the 'Note').

B. Maturity Date. Unless this Note has been converted pursuant to the terms of this Note or unless earlier accelerated by the terms of this Note, the principal amount hereof, together with all unpaid accrued interest hereon and all other fees, costs and charges, if any, shall be due and payable on the date which is earlier: (i) eight (8) months from the original date of this Note (the "Maturity Date") or, (ii) upon the closing of any offering including the sale of securities or any debt or convertible offering from which the company shall have raised the gross amount of two million dollars ($2,000,000.00). No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein.

C. The parties hereto are desirous of entering into this Extension Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, included but not limited to, the Recitals above, the parties hereto agree as follows:

1. Maturity Date Extension.

a. The Lender and Company agree that the maturity date of the Note ('Maturity' therein), is hereby extended from January 14, 2012 to April 15, 2012.

b. The entire loan, principal, and accrued interest will become immediately due upon the closing of any offering including the sale of securities or any debt or convertible offering from which the company shall have raised the gross amount of Six Hundred Thousand Dollars  ($600,000).

2. All other provisions of the original Note remain in effect.

Game Face Gaming, Inc.

Name_____________________

Felix Elinson

Title: CEO

Agreed and Accepted:

By:_______________________